Exhibit 16.1



                   Argy & Company


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for Cal Bay International, Inc. (the "Corporation") and on March 31, 2005 we reported on the financial statements of the Corporation as of and for the year ended December 31, 2004. On March 29, 2006, we were dismissed as independent accountants of the Corporation. We have read the Corporation's statements included under Item 4.01 of its Form 8-K for March 29, 2006, and we agree with such statements; except that we are not in a position to agree or disagree with the statement that the Corporation's board of directors approved the dismissal of Argy & Company and approved the retaining of Lawrence Scharfman & Company as the Corporation's independent registered accounting firm.





Signed: /s/ Argy & Company
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Date: 4-11-06
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